Exhibit 99.1

North State Bancorp

NEWS RELEASE

For more information, contact:	November 30, 2007
Larry Barbour, President and CEO, or
Kirk Whorf, Executive Vice President and Chief Financial Officer
kwhorf@northstatebank.com
919-787-9696

NORTH STATE BANCORP ISSUES $5 MILLION

IN TRUST PREFERRED SECURITIES

Funds to be used for expansion of North State Bank, a wholly owned subsidiary.

Raleigh, NC…North State Bancorp (the “Company”) (OTC— Bulletin Board: NSBC), the holding company for North State Bank, raised $5 million from its participation in a trust preferred securities private placement offering which closed on November 28, 2007, announced Larry D. Barbour, President and CEO for North State. The trust preferred securities were issued by a newly established subsidiary, North State Statutory Trust III. The net proceeds of the issuance will be invested in North State Bank to provide additional capital for general corporate purposes, including current and future expansion of North State Bank.

The securities require quarterly interest payments (subject to certain deferment options) and will bear an interest rate tied to three-month LIBOR. The securities are redeemable by the Company in whole or in part after five years and have a final maturity of thirty years. Although the Company expects that all of the trust preferred securities will qualify as Tier I capital under the current applicable regulatory guidelines, no assurance is given as to future capital treatment.

Founded in 2000, North State Bank is a full-service community bank, serving Wake County and New Hanover County through five full-service Wake County offices, and through one loan production office in Wilmington. The headquarters is at The Circle at North Hills, and full-service offices are located on Falls of Neuse Road in north Raleigh, and Common Oaks Drive in the Wakefield area near Wake Forest, N.C. and on Blue Ridge Road in Raleigh, and on Highway 70 West in Garner. Construction is under way to open full service offices on West Martin Street in downtown Raleigh in December 2007 and on Eastwood Road in Wilmington in January 2008.

North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”

www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our capital level, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposit and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.